UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-KSB

[X] Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

Date of Original Report: March 1, 1999           Commission File Number: 0-9860

                        BIOSEARCH MEDICAL PRODUCTS, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

        New Jersey                                             22-2090421
--------------------------------                        -----------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)


35 Industrial Parkway, Somerville, New Jersey                  08876-1276
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  (Address of principal executive offices)                  (Zip Code + 4)


Registrant's telephone number, including area code: (908) 722-5000
                                                     -------------

Item 1:   N/A

Item 2:   Acquisition or Disposition of Assets

          On February 25, 1999, Biosearch Medical Products Inc. (NASDAQ bulletin board: BMPI), announced that it has reached an agreement with C.R. Bard Inc. (NYSE-BCR) headquartered in Murray Hill, N.J. to sell off its intermittent urinary catheter business, which includes a custom made coating machine for a total of U.S. $650,000 ($200,000) was previously paid by C.R. Bard Inc. for the exclusive right to negotiate, which expired in late 1998). C.R. Bard paid $400,000 for the exclusive worldwide coating technology pertaining to intermittent urinary catheters and $250,000 for the custom made coating machine. The parties also reached an agreement, whereby Biosearch offered to manufacture and coat intermittent urinary catheter components for C.R. Bard until such time as it decides to perform these operations themselves.

          Mr. Manfred F. Dyck, CEO of Biosearch indicated that these devices are sold in Europe due to differences in reimbursements. Without having an active marketing presence overseas, direct sales of these devices have been difficult. In the past few years Biosearch has sold catheter components to a large European company who finished, sterilized and packaged the intermittent catheter. When that relationship ended in 1998, another European presence was sought. C.R. Bard Inc. appeared to have such a presence which resulted in consummation of these transactions. Proceeds of the sale has increased the working capital of Biosearch and allowed an increase of activities into its other product lines such as biliary stents, coagulation probes and biofeedback monitors.


Item 3:   N/A

Item 4:   N/A

Item 5:   N/A

Item 6:   N/A

Item 7    N/A



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                                  BIOSEARCH MEDICAL PRODUCTS, INC.


                                  By: /s/ Robert C. Keller
                                     -----------------------------
                                          Robert C. Keller
                                          Treasurer and Chief Accounting Officer


Attested


By: /s/ Robert J. Moravsik
    ----------------------------
        Robert J. Moravsik
        Vice President,
        General Counsel and Secretary